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                                                                    EXHIBIT 4(A)

                             ARTICLES OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION

                                       OF

                             POST PROPERTIES, INC.


                                       I.

         The name of the corporation is Post Properties, Inc. (the
"Corporation")


                                      II.

         The amendment (the "Amendment") is to add the following as a new
Article 2(e) of the Corporation's Articles of Incorporation, to determine the terms of a series of the Preferred Stock:

"(e)     7 5/8% Series C Cumulative Redeemable Preferred Shares.

         (i) TITLE. The series of Preferred Stock is hereby designated as the "7 5/8% Series C Cumulative Redeemable Preferred Shares" (the "Series C Preferred Shares").

         (ii) NUMBER. The maximum number of authorized shares of the Series C Preferred Shares shall be 2,300,000.

         (iii) RELATIVE SENIORITY. In respect of rights to receive dividends and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series C Preferred Shares shall rank senior to the Common Stock and any other class or series of shares of the Corporation ranking, as to dividends and upon liquidation, junior to the Series C Preferred Shares (collectively, "Junior Shares").

         (iv)   DIVIDENDS.

                (A) The holders of the then outstanding Series C Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at the rate of $1.90625 per share per year, payable in equal amounts of $0.47656 per share quarterly in cash on the last day of each March, June, September, and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day. Dividends shall begin on March 31, 1998 (each such day being hereafter called a "Quarterly Dividend Date" and each period ending on a Quarterly Dividend Date being hereinafter called a "Dividend Period"). Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (the "Record Date"),

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which shall be the 15th day of the calendar month in which the applicable
Quarterly Dividend Date falls on or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Dividends paid on the Series C Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

                  "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                  (B) The amount of any dividends accrued on any Series C Preferred Shares at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Quarterly Dividend Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series C Preferred Shares at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Quarterly Dividend Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $1.90625 per share for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

                  (C) Except as provided in this paragraph (e), the Series C Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears.

                  (D) Any dividend payment made on the Series C Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

                  (E) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series C Preferred Shares shall equal (i) the Capital Gains Amount multiplied by (ii) a fraction that is equal to (a) the total dividends paid or made available to the holders of the Series C Preferred Shares for the year over (b) the Total Dividends.

                  (F) No dividends on the Series C Preferred Shares shall be authorized by the Board of Directors or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its

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indebtedness, prohibit such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series C Preferred Shares will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized.

         (v)      LIQUIDATION RIGHTS.

                  (A) Upon the voluntary or involuntary dissolutions, liquidation or winding up of the Corporation, the holders of the Series C Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $25.00 per share, plus accrued and unpaid dividends thereon.

                  (B) After the payment to the holders of the Series C Preferred Shares of the full preferential amounts provided for in this paragraph (e), the holder of the Series C Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

                  (C) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the preference value of the Series C Preferred Shares and any other shares of the Corporation ranking as to any such distribution on a parity with the Series C Preferred Shares are not paid in full, the holders of the Series C Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled.

                  (D) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph (e).

         (vi)     REDEMPTION.

                  (A) OPTIONAL REDEMPTION. On and after February 9, 2003, the Corporation may, at its option, redeem at any time all or, from time to time, part of the Series C Preferred Shares at a price per share (the " Redemption Price"), payable in cash, of $25.00, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Redemption Date"), without interest, to the full extent the Company has funds legally available therefor. The Series C Preferred Shares have no stated maturity, except as provided for in subparagraph (ix) below, and will not be subject to any sinking fund or mandatory redemption provisions.

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                  (B)      PROCEDURES OF REDEMPTION.

                           (1) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. Notice of any redemption will also be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series C Preferred Shares to be redeemed at the address set forth in the share transfer records of the registrar. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Shares except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series C Preferred Shares may be listed or admitted to trading, such notice shall state: (a) the Redemption Date; (b) the Redemption Price; (c) the number of Series C Preferred Shares to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. If fewer than all of the Series C Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series C Preferred Shares to be redeemed from such holder. If fewer than all the Series C Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series C Preferred Shares to be redeemed from such holder.

                           (2) If notice has been mailed in accordance with subparagraph (vi)(B)(1) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series C Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Series C Preferred Shares so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series C Preferred Shares and all rights of the holders thereof as shareholder of the Corporation (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series C Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series C Preferred Shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the Series C Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued presenting the unredeemed Series C Preferred Shares without cost to the holder thereof.

                           (3) Any funds deposited with a bank or trust company for the purpose of redeeming Series C Preferred Shares shall be irrevocable except that:

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                           (a) the Corporation shall be entitled to receive
                  from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                           (b) any balance of monies so deposited by the
                  Corporation and unclaimed by the holders of the Series C Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

                           (4) No Series C Preferred Shares may be redeemed except from proceeds from the sale of other capital stock of the Corporation, including but not limited to common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                           (5) Unless full accumulated dividends on all Series C Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series C Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for Junior Shares); provided, however, that the foregoing shall not prevent the redemption of Series C Preferred Shares to preserve the Corporation's REIT status or the purchase or acquisition of Series C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares.

                           (6) If the Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series C Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation's default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Shares to be redeemed.

                           (7) In case of redemption of less than all Series C Preferred Shares at the time outstanding, the Series C Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Series C Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

         (vii) VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Series C Preferred Shares shall not be entitled to vote at any meeting of the shareholders for

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election of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

                  (A) Whenever dividends on any Series C Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series C Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series C Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

                  (B) So long as any Series C Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series C Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior to the Series C Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation's Articles of Incorporation, including this Amendment, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series C Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series C Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creating or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized Series C Preferred Shares or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

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                  (C) On each matter submitted to a vote of the holders of
Series C Preferred Shares in accordance with this paragraph (e), or as otherwise required by law, each Series C Preferred Share shall be entitled to one vote. With respect to each Series C Preferred Share, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

         (viii) CONVERSION. The Series C Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.

         (ix)     RESTRICTIONS ON OWNERSHIP.

                  (A) Definitions. The following terms shall have the following meanings:

                      (1) "Acquire" shall mean the acquisition of Beneficial Ownership of Series C Preferred Shares by any means whatsoever including, without limitation, (A) the acquisition of direct ownership of shares by any Person, including through the exercise of any option, warrant, pledge, security interest or similar right to acquire shares, and (B) the acquisition of indirect ownership of shares (taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(l)(B) of the Code, and also applying the look-thru rule contained in Section 856(h)(3)(A) of the Code to pension trusts described in Section 401(a) of the Code) by a Person who is an "individual" within the meaning of Section 542(a) (2) of the Code, including through the acquisition by any Person of any option, warrant, pledge, security interest or similar right to acquire shares.

                      (2) "Beneficial Ownership" shall mean, with respect to any Person that is an "individual" as defined in Section 542(a) (2) of the Code, the Series C Preferred Shares owned by such Person after taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and after applying the pension trust look-thru rule contained in Section 856(h)(3)(A) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                      (3) "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference herein to any current provision of the Code shall be deemed to refer to any future successor provision of federal income statutory law.

                      (4) "Initial Public Offering" means the sale of Series C Preferred Shares pursuant to the Corporation's prospectus supplement dated February 4, 1998 as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended.

                      (5) "Ownership Limit" shall initially mean 6% of the outstanding Series C Preferred Shares of the Corporation, and after any adjustment as set forth in subparagraph (ix)(H) below, shall mean such greater percentage (but not greater than 9.8%) of the outstanding Series C Preferred Shares as so adjusted.

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                           (6)  "Person" shall mean an individual, corporation,
         partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in
         Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of
         Section 13(d) (3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter that participates in a public offering of the Series C Preferred Shares for a period of 90 days following the purchase by such underwriter of the Series C Preferred Shares.

                           (7) "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

                           (8) "Restricted Transfer Redemption Price" shall mean the lower of (A) the price paid by the transferee from whom shares are being redeemed and (B) the average of the last reported sales prices on the New York Stock Exchange of Series C Preferred Shares on the ten trading days immediately preceding the date fixed for redemption by the Board of Directors, or if the Series C Preferred Shares are not then traded on the New York Stock Exchange, the average of the last reported sales prices of the Series C Preferred Shares on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Series C Preferred Shares may be traded, or if the Series C Preferred Shares are not then traded over any exchange or quotation system, then the price determined in good faith by the Board of Directors of the Corporation as the fair market value of Series C Preferred Shares on the relevant date.

                           (9) "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Corporation determines pursuant to subparagraph (ix)(K) below that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                           (10) "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition that results in a change in the record or Beneficial Ownership of Series C Preferred Shares or the right to vote or receive dividends on Series C Preferred Shares (including (A) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series C Preferred Shares or the right to vote or receive dividends on Series C Preferred Shares or (B) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for Series C Preferred Shares, or the right to vote or receive dividends on Series C Preferred Shares), whether voluntary or involuntary and whether by operation of law or otherwise.

                  (B)      Restrictions.

                           (1) During the period commencing on the date of the Initial Public Offering and prior to the Restriction Termination Date:
         (a) no Person shall Acquire any Series C Preferred Shares if, as a result of such acquisition, any "individual," as defined in

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         Section 542(a)(2) of the Code (other than a pension trust which is described in Section 401(a) of the Code) shall Beneficially Own an amount of Series C Preferred Shares in excess of the Ownership Limit;
         (b) no Person shall Acquire any shares of Series C Preferred Shares if, as a result of such acquisition, the Series C Preferred Shares and Common Stock of the Corporation would be directly or indirectly owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code); and (c) no Person shall Acquire any shares if, as a result of such acquisition, the Corporation would be "closely held" within the meaning of Section 856(h) of the Code.

                      (2) Any Transfer that (x) would result in a violation of the restrictions in subparagraph (ix)(B)(1)(b) or (c) or (y) a transferring shareholder has actual knowledge will result in a violation of any of the restrictions in subparagraph (ix)(B)(1)(a) shall be void ab initio as to the Transfer of such Series C Preferred Shares that would cause the violation of the applicable restriction in subparagraph (ix)(B)(1), and the intended transferee shall acquire no rights in such Series C Preferred Shares.

                  (C) Remedies for Breach.

                      (1) If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer has taken place that falls within the scope of subparagraph (ix)(B)(2) or that a Person intends to Acquire Beneficial Ownership of any shares of the Corporation that will result in violation of subparagraph (ix)(B)(1) or (2) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

                      (2) Without limitation to subparagraph (ix)(B)(2) or (C)
         (1), any purported transferee of Beneficial Ownership of Series C Preferred Shares acquired in violation of subparagraph (ix)(B) shall, if it shall be deemed to have received any such Beneficial Ownership, be deemed to have acted as agent on behalf of the Corporation in acquiring such of the interests as result in a violation of subparagraph (ix)(B) and shall be deemed to hold such interests in trust on behalf and for the benefit of the Corporation. The transferee shall have no right to receive dividends or other distributions with respect to such interests, and shall have no right to vote such interests. Such transferee shall have no claim, cause of action, or any other recourse whatsoever against a transferor of interests acquired in violation of subparagraph (ix)(B). The transferee's sole right with respect to such interests shall be to receive at the Corporation's sole and absolute discretion, either (A) consideration for such interests upon the resale of the interests as directed by the Corporation pursuant to subparagraph (ix)(C)(3) or (B) the Restricted Transfer Redemption Price pursuant to subparagraph (ix)(C)(3).

                      (3) The Board of Directors shall, within 6 months after receiving notice of a Transfer that violates subparagraph (ix)(C)(2), either (in its sole and absolute discretion) (A) direct the transferee of such interests to sell all interests held in trust for the Corporation

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         pursuant to subparagraph (ix)(C)(2) for cash in such manner as the
         Board of Directors directs or (B) redeem such interests for the Restricted Transfer Redemption Price on such date within such 6 month period as the Board of Directors may determine. If the Board of Directors directs the transferee to sell the interests, the transferee shall receive such proceeds as trustee for the Corporation and pay the Corporation out of the proceeds of such sale all expenses incurred by the Corporation in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by the transferee for the interests, and the transferee shall be entitled to retain only the proceeds in excess of such amounts required to be paid to the Corporation.

                  (D) Notice of Restricted Transfer. Any Person who Acquires or attempts or intends to Acquire shares in violation of subparagraph (ix)(B) shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted or intended Transfer on the Corporation's status as a REIT.

                  (E) Owners Required To Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date each person who is a Beneficial Owner of Series C Preferred Shares and each Person (including the shareholder of record) who is holding Series C Preferred Shares for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

                  (F) Remedies Not Limited. Except as provided in subparagraph
(ix)(M), nothing contained in this subparagraph (ix) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholder in preserving the Corporation's status as a REIT.

                  (G) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this subparagraph (ix), including any definition contained in subparagraph (ix)(A), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph (ix) with respect to any situation based on the facts known to it.

                  (H) Modification of Ownership Limit. Subject to the limitations provided in subparagraph (ix)(I), the Board of Directors may from time to time increase the Ownership Limit.

                  (I) Limitations on Modifications.

                      (1) The Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered "individuals" pursuant to Section 542(a) (2) of the Code could Beneficially Own (including ownership of Common Stock for purposes of this subparagraph (ix)(I)(1)), in the aggregate, more than 49.0% in value of the outstanding shares of stock of the Corporation.

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



                      (2) Prior to the modification of the Ownership Limit pursuant to subparagraph (ix)(H), the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                  (J) Legend. Each certificate for Series C Preferred Shares shall bear a legend referring to the restrictions described above.

                  (K) Termination of REIT Status. The Board of Directors shall take no action to terminate the Corporation's status as a REIT or to amend the provisions of this subparagraph (ix) until such time as (A) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend this subparagraph (ix), as the case may be, (B) the Board of Directors presents the resolution at an annual or special meeting of the shareholders and (C) such resolution is approved by holders of a majority of the issued and outstanding Series C Preferred Shares.

                  (L) Severability. If any provision of this subparagraph or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                  (M) NYSE Settlement. Nothing in this Amendment shall preclude the settlement of any transaction with respect to the Series C Preferred Shares of the Corporation entered into through the facilities of the New York Stock Exchange."


                                      III.

         This Amendment was adopted on February 4, 1998.


                                      IV.

         This Amendment was duly adopted by the Board of Directors without shareholder approval, as such approval was not required.

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


         IN WITNESS WHEREOF, Post Properties, Inc. has caused these Articles of Amendment to be executed and sealed by its duly authorized officers this 4th day of February, 1998.


                                      POST PROPERTIES, INC.


                                      By:
                                           ------------------------------------
                                           John T. Glover
                                           President


[CORPORATE SEAL]



Attest:

------------------------------------
Sherry W. Cohen
Senior Vice President and Secretary

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